80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

CONTACT:     MedAire, Inc.

JILL DRAKE

480-333-3700

jdrake@medaire.com

FOR IMMEDIATE RELEASE

MedAire Inc. Forms Sales Agency Agreement with Subsidiary of International SOS
 Agreement Accelerates Global Expansion Strategy

TEMPE, Ariz.—May 29, 2007—MedAire Inc. (ASX: MDE) announced today that it has entered into a sales agency agreement with Singapore-based Aviation Assistance Services Pte Ltd., a wholly-owned subsidiary of International SOS, the world’s leading provider of medical assistance services, international healthcare, security services and outsourced customer care. International SOS and its affiliates hold a controlling interest in MedAire.

Aviation Assistance Services is a newly-formed company which will serve as an exclusive sales agent for MedAire products and services: air-to-ground telemedicine expertise, aviation medical equipment and medical education for crewmembers. Initially, Aviation Assistance Services will deliver value-driven commercial aviation medical solutions in the Middle East and Asia-Pacific regions – territories where MedAire does not currently have a strong market share.

“This partnership is a milestone in MedAire’s evolution to becoming a trusted advisor to its aviation clients who rely on the company to provide remote medical solutions globally,” said founder and chairman, Joan Sullivan Garrett.

As a result of this relationship, MedAire will have significantly enhanced capabilities in the sales and service of medical expertise, equipment and education for commercial airlines, as well as an expanded global presence and deeper penetration into the aviation market.

“We are extremely excited to fuel our global expansion strategy via a sales agency agreement with Aviation Assistance Services,” said James A. Williams, CEO of MedAire. “Combining MedAire’s life-saving expertise of managing remote medical situations when there’s not a doctor around – with a company financially backed by International SOS – we’ll be able to grow strategically with a relatively low capital investment and allocation of resources.”

“We are looking forward to joining forces with MedAire,” said Russell Robertson, General Manager of Aviation Assistance Services. “Our contacts in the aviation industry and our presence in international markets where MedAire is currently under-served, will provide extensive coverage in the defined regions. The combination of our respective resources will bring a new level of medical assistance to our current and prospective customers.”

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Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.

About MedAire, Inc.
Since 1986, MedAire has provided life-saving remote medical expertise, education, and equipment for travelers in the aviation and maritime industries. The company prepares its clients with knowledge, confidence, and the right resources and advice to handle remote medical situations. Using 20 years of medical incident data, MedAire continuously develops up-to-date and internationally-compliant products and services to meet the unique needs of the remote traveler. MedAire’s life-saving integrated solution includes 24/7 direct telephonic access to board-certified physicians, medical education, medical kits and defibrillators. Based in Phoenix, AZ, MedAire is listed under MDE on the Australian Stock Exchange and can be found online at www.MedAire.com.

About Aviation Assistance Services
Aviation Assistance Services is one of International SOS’ groups of companies. It is a purpose-built, newly-formed company to serve as an exclusive sales agent for MedAire products and services. It is staffed by a team of aviation specialists who will provide the necessary aviation market intelligence and experience to drive an expanded business development program in Asia Pacific, the Middle East and Africa. Aviation Assistance Services will leverage the wide global resources of its parent, International SOS, to penetrate the market.

About International SOS
With over 5,000 professionals operating in more than 70 countries worldwide, International SOS (www.internationalsos.com) helps organizations manage the health and safety risks facing their travelers and global workforce. Working in some of the most inhospitable places on earth, International SOS offers international standards of medical care where it is not available or where cultural and language barriers exist. Founded by a doctor, the company’s ‘people first’ approach remains true today. This commitment extends to its outsourced customer care programs and added value services, where it helps clients achieve service excellence and competitive advantage. Clients include 83% of the Fortune Global 100’s leading multinational corporations, insurers and financial institutions as well as governmental and non-governmental organizations.

CONTACTS:

MedAire, Inc. – Tempe, Ariz.
Jill Drake, +1-480-333-3700 (Media)
jdrake@MedAire.com

Roger Sandeen, +1-480-333-3700 (Investor)
rsandeen@MedAire.com

Aviation Assistance Services, Singapore
Russell Robertson, +65 6330 9721 (Media)
Russell.robertson@internationalsos.com